Exhibit(c)(2)

DRAFT The Board of Directors of ShopKo Stores, Inc. Discussion Materials Prepared for February 9, 2004 CONFIDENTIAL Strictly Confidential

Table of Contents ShopKo Stores, Inc. 1. Situation Analysis 2. Review of Strategic Alternatives 3. Leveraged Buyout Analysis Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients.

1 The Merrill Lynch ShopKo Team

ShopKo

Merrill Lynch Qualifications

'97-'03 M&A Retail Advisory Transactions (1)



Proceeds ($ in billions)
(# of Transactions)
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
$80.7
$75.1
$55.9
$55.7
$48.2
56
67
63
54
36
Merrill Lynch
Goldman Sachs
CSFB
Morgan Stanley
Citigroup

Selected "Exiting" Equity Transactions

Date	Company	Sponsor	Size ($mm)
2/21/2002	PETCO Animal Supplies	Leonard Green	$316.8
3/6/2002	Advance Auto Parts	Freeman Spogli	$434.7
3/12/2002	United Auto Group	Penske	$132.0
3/13/2002	Asbury Automotive Group	Ripplewood	$127.1
4/16/2002	Tuesday Morning	Madison Dearborn	$158.7
5/15/2002	Aéropostale	Bear Stearns	$258.8
5/22/2002	Gart Sports Company	Leonard Green	$112.0
6/5/2002	Shoppers Drug Mart	KKR	$420.2
6/27/2002	CSK Auto	Investcorp	$113.7
7/10/2002	Kirkland's	Advent	$90.0
10/15/2002	Dick's Sporting Goods	Bessemer/Vulcan	$100.6

LBO Transaction Highlights

#1 market share with financial sponsors fund-raising

SMURFIT	■ Buyouts "Deal of the Year" (2002) and "European Deal of the Year" (2002), Institutional Investors' "Best M&A Deal of the Year" (2002) and Corporate Finance's "Best Buyout" (2002)
Brake Bros plc	■ Buyouts "Notable Deals" (2002)
Leonard Green & Partners	■ Advised Buyouts "Pro of the Year" (2002) in Leonard Green's exit of PETCO through an IPO
The Carlyle Group	■ Advised on sale of QwestDex to Buyouts "Firm of the Year" (2002)

ShopKo History & Support

- May 2000 – Sale of ProVantage to Merck
- July 1999 – Book-running manager on Equity offering
- May 1999 – Provided fairness opinion to the Board regarding Acquisition of Pamida
- #2 trader of SKO stock in 2003
- Consistent coverage with dedicated team

Special Committee Advisory Experience (2)

- Transactions advised since 1997 valued in excess of $50 billion
- Retail Special Committee Advisory Experience:
  - **Donna Karan International** / LVMH
  - **St. John Knits** / Vestar
  - **Borders** – Evaluation of strategic alternatives

(1) Full credit to target and acquirer advisors. Announced transactions.
(2) Names in bold indicate Merrill Lynch clients.

2

Situation Analysis

3 Situation Review During the last few years, ShopKo has focused on reducing costs, improving its balance sheet and several merchandising initiatives The Company is in strong financial condition, yet sales have declined over the last few years The stock price has stabilized in a trading range of $10 - $16 during the past year with a 2004 P/E of approximately 8.5x and a trailing EBITDA multiple of 4.2x. The relatively low valuation reflects the perception of a lack of growth initiatives, yet is supported by strong cash flow and the underlying asset base The equity valuation is unlikely to improve significantly without a visible long term growth strategy Before investing substantial capital into the business, the Company should consider all of its financial and strategic alternatives to increase shareholder value Merrill Lynch has prepared a preliminary financial analysis for discussion purposes Extremely favorable financing markets provide a unique opportunity to consider a leveraged buyout with a financial sponsor

..... and valuation multiples have modestly increased over the last year 4 Recent Increase in Retail M&A Activity The capital markets have shifted away from solidifying the balance sheet and leverage reduction and are now focused on growth- oriented capital Improving company confidence coupled with strong capital markets are expected to drive a significant increase in retail M&A in 2004 Retail stock prices have significantly increased... S&P 500 +28.7% S&P Retail +45.6% ____________________ (1) Large Cap Retailers: Bed, Bath & Beyond, Best Buy, Costco, Home Depot, Lowe's, Staples, Target and Wal-Mart. ....leading to increased sector M&A activity ....while interest rates remain attractive... 10YR Treasury 4.1% 3M LIBOR 1.1% Moody's "BB" Corporate Index 5.5% Large Cap Retailers (1) S&P 500 Moody's "B" Corporate Index 6.7%

5 ShopKo's Historical Performance (1) Stock Price and 1-Year Forward P/E (1) Quarterly Comp Store Sales Text box placed over first date in chart per banker request Q-to-Q Net New Stores 5 2 5 11 61 (1) (23) 0 0 (4) (1) 0 (1) 0 (1) (3) 1 N/A ____________________ (1) Since Pamida acquisition announced on May 11, 1999. (2) 1-Year forward P/E calculated based on a rolling average of current and forward EPS from First Call. Deteriorating operating health in Q3 FY'00: Decelerating comps Weakening EBITDA margin Reduction in square footage growth from 8% to 2% ShopKo sales momentum peaks, while Pamida losses decline

6 Strong Cash Flow But Operating Challenges Text box placed over first date in chart per banker request ____________________ Note: FYE for ShopKo is February 1. (1) 2003E sales and 2003E EBITDA based on Merrill Lynch estimates and Company guidance. (2) 2003E store count as of 10-Q dated November 1, 2003. Debt reduction has been a prudent use of funds, yet it is not a sustainable nor value enhancing strategy (Dollars in millions)

7 Historical Operating Performance by Segment Pamida ShopKo Y-o-Y % Growth NA 10.9% 4.0% (6.3%) (3.3)% (3.6%) 1998 - 2003E CAGR 0.1% Sales (1) Comp Store Sales (%) Y-o-Y % Growth NA 11.1% (15.2%) 13.8% (3.9%) (12.1)% 1998 - 2003E CAGR (2.0%) EBITDA (1) Y-o-Y % Growth NA NA 82.7% 3.6% (6.1%) 2.0% 2000 - 2003E CAGR (0.2%) Sales (1) Comp Store Sales (%) Y-o-Y % Growth NA NA 41.2% NM NM --- 2000 - 2003E CAGR (9.6%) EBITDA (1) ____________________ (1) 2003E sales and 2003E EBITDA based on Merrill Lynch estimates and Company guidance. Financial data for ShopKo and Pamida reflects only stand-alone performance fore each segment and excludes licensed department rentals and corporate expenses. (Dollars in millions)

8 Publicly Traded Comparable Companies ____________________ Note: Closing prices as of February 5, 2004. (1) Market Capitalization = Market Value + Preferred Equity at Liquidation Value (Including Redeemable) + Short-Term Debt + Long- Term Debt + Minority Interest - Cash & Marketable Securities. (2) Earnings estimates obtained from First Call and calendarized to December or closest month thereafter. Five-year growth rates obtained from I/B/E/S. (Dollars in Millions, Except per Share Amounts)

Review of Strategic Alternatives

9 Overview of Potential Strategic Alternatives Status Quo Large Share Repurchase Sale to Strategic Buyer Sale to Financial Buyer

10 Business Highlights - Key Selling Points Sustainable business model, significant free cash flow and strong balance sheet Reasonably good performance considering limited capital investment and 96% Wal*Mart overlap at ShopKo Pamida growth opportunities Very limited competition Improving operating performance Less than 50% of stores have pharmacies Potential roll-out of freestanding drug store concept Strength in pharmacy, health and wellness Tangible book value of approximately $18 per share 80% of ShopKo's real estate owned Potential to use as a financing source

11 Potential Concerns and Responses Potential Concerns Suggested Responses

12 Valuation Summary Status Quo Sale to Strategic Buyer Sale to Financial Buyer Illustrative Valuations for Selected Alternatives Large Share Repurchase ____________________ Note: Assumes $364.3mm of net debt, 29.2mm shares outstanding and 3.1mm options outstanding at a strike price of $16.55. (1) As of February 5, 2004. Implied '03 EBITDA: 3.5x - 4.7x 4.7x - 4.8x 5.0x - 6.5x 4.8x - 5.4x 5.7x - 6.8x 4.8x Implied '04 P/E: 5.9x - 10.1x 10.1x - 10.7x 11.3x - 16.6x 10.7x - 12.4x 13.6x - 17.2x 10.7x Fundamental Value ($ Per share) Fundamental value fails to incorporate business risks

13 Summary Projections (Dollars in millions, except per share amounts) ____________________ Source: Merrill Lynch estimates based on Company's guidance and recent press releases. (1) Before debt borrowings/repayments.

14 Acquisition Pricing Matrix (Dollars in millions, except per share amounts) ____________________ Note: 2003 and 2004 financials based on Merrill Lynch estimates and Company guidance.

15 LTM Trading Analysis Percent of Volume Which Traded Below Stock Price (shares in 000's) Percent of Volume Which Traded in Stock Price Range (shares in 000's) ____________________ (1) As of February 5, 2004.

16 Buyback Size and Credit Stats ($ and Shares in Millions) Implied Stock Price And Blended Value Per Share Assumptions Pro Forma EPS Share Repurchase Analysis Receive covenant amendments $14.36 current stock price $16.00 repurchase price (11.4% premium) Libor + 275 bps debt rate 29.2mm shares outstanding 29.0mm public float

Discounters Dollars Stores 17 Potential Strategic Interest Observations Food Retailers Convergence of general merchandising/food offering General merchandising and pharmacy expertise Top line growth opportunity Compatible store formats Meaningful accretion Drug expertise Midwest and rural geographic expansion Apply strong retail execution Alternative format Strategic Rationale Strategic Rationale Potential Acquirors Potential Acquirors Meaningful accretion Rural geographic expansion Alternative format Synergy potential Strategic Rationale Potential Acquirors Limited universe of natural strategic buyers Consider separating businesses to attract strategic interest ShopKo real estate Pamida's rural niche Financial buyer transaction could spark strategic interest and establishes a floor

Leveraged Buyout Analysis

18 Transaction Assumptions Assumptions Transaction date: January 31, 2004 Illustrative purchase price of $20.00 per share Assumes no rollover equity Recap accounting (no goodwill) Refinance existing debt at par except for: $99.5mm 9.25% senior unsecured notes due 2022 $71.8mm mortgage debt ____________________ (1) Adjusted for operating leases per Moody's methodology. Leverage Constraints/Targeted Returns Total Debt/EBITDA <4.5x Total Adjusted Debt/EBITDAR (1) <6.0x Senior Debt/EBITDA <2.5x Required rate of return to equity holder >25% Minimum equitization 20% $100 million revolver available at LIBOR + 275 bps Term B Loan at LIBOR + 275 bps Senior Subordinated Notes at 8.25% Exit multiple at 5.0x - 6.0x EBITDA

19 LBO Summary - $20.00 Offer Price Sources of Funds Uses of Funds Valuation Analysis ____________________ (1) Excludes financing and advisory fees. Selected Credit Statistics Return Analysis (Dollars in millions, except per share amounts)

20 Sensitivity Analysis Assumes 5.5x EBITDA Exit Multiple Maximum price payable to achieve 5-year 25% return under three EPS growth scenarios ____________________ Note: PF 2003 Debt/EBITDA capped at 4.5x.

21 Operational Legal Equity Sponsor Debt Financing Management Returns on equity invested 3 - 5+ year exit strategy, depending on sponsor Valuation Control/Board involvement Capital structure Quality and strength of cash flows De-leveraging characteristics Market capacity Pro forma credit stats are key Risk of default under high leverage Alignment of intentions and financial interests Investment/personal monetary exposure Commitment to the transaction Potentially recused from Board at time of formal proposal Reduced operating budgets Cost cutting Limitations on capital expenditures/acquisitions Potential necessity of asset sales Financial Sponsor involvement Fiduciary duty to shareholders Special Committee Legal and financial advisors Disclosure Potentially puts Company into play Going Private Process - Issues for Consideration

Largest Funds Sponsor Size KKR (1) $8,200 JP Morgan Partners 7,900 Warburg, Pincus 7,500 Blackstone Group 6,500 Thomas H. Lee 6,100 Cinven 4,350 Apax Partners 4,200 BC Partners 4,200 CVC Capital Partners 4,000 Forstmann Little & Co. 4,000 Texas Pacific Group 4,000 Madison Dearborn Partners 3,900 The Carlyle Group 3,900 Welsh Carson Anderson & Stowe 3,900 Apollo Advisors 3,600 Clayton, Dubilier & Rice 3,500 Advent International 3,000 Bain Capital 3,000 Doughty Hanson & Co. 3,000 Hicks, Muse, Tate & Furst 3,000 Terra Firma 3,000 Vestar Capital Partners 2,800 Cypress Group 2,500 Francisco Partners 2,500 Silver Lake Partners 2,300 Hellman & Friedman 2,200 Lindsay Goldberg & Bessemer 2,100 $1,000 - $2,000 Funds Sponsor Size EQT $2,000 GTCR Golder Rauner 2,000 Summit Partners 2,000 TA Associates 2,000 Leonard Green & Partners 1,850 Spectrum Equity Investors 1,800 J.W. Childs Associates 1,750 Oak Hill Partners 1,600 Investcorp Group 1,500 Invus Group 1,500 Willis, Stein & Partners 1,500 Heartland Industrial Partners 1,400 Kelso & Co. 1,200 Gilbert Global 1,200 Behrman Capital 1,200 RHJ Industrial Partners 1,194 Castle Harlan 1,163 AEA Investors 1,100 THLee. Putnam Internet Partners 1,100 Ripplewood Partners 1,056 Beacon Group 1,000 Charterhouse Group 1,000 Electra 1,000 Fox Paine 1,000 GE Investments 1,000 Heartland Industrial Partners 1,000 Joseph, Littlejohn & Levy 1,000 Stonington Partners 1,000 T 3 Partners 1,000 Select Funds Below $1,000 Sponsor Size Fenway Partners $900 Freeman Spogli & Co. 900 Saunders Karp & Megrue 900 Thayer Capital Partners 900 Berkshire Partners 800 Bruckmann Rosser & Sherrill 800 Clarity Partners 800 Heritage Partners 800 McCown De Leeuw & Co. 800 Brera Capital Partners 700 Caxton Iseman 700 Golden Gate Capital 700 Oaktree Capital Management 700 Odyssey Investment Partners 700 22 Financial Sponsors by Fund Size ($ in Millions) ____________________ Note: Bolded names represent firms with significant prior retail experience. (1) Includes KKR European Fund.

23 Next Steps ShopKo can quickly assess the feasibility of a going-private transaction while maintaining strict confidentiality Merrill Lynch recommends approaching a few selected financial sponsors to assess the feasibility of a transaction There are several financial sponsors with extensive experience in the retail sector and could bring operational expertise/best practices in addition to capital Discussions with a few well qualified and experienced financial sponsors maximizes confidentiality and minimizes time frame If ShopKo has existing relationships with any of the most likely sponsors, it may be appropriate to explore the merits of a transaction with them Merrill Lynch believes that exploring the feasibility of a going-private transaction can be quick and confidential and with minimal business disruption Cost of trying to explore the merits of a transaction only requires the investment of time at this point; at a minimum there may be the potential to gain additional perspectives and insights Broad parameters of transaction structure can be identified quickly (several weeks) to assess if moving forward is desired Financial sponsors have significant experience in completing due diligence and structuring transactions on an expedited and confidential basis with access to a limited number of executives Merrill Lynch will help arrange face-to-face meetings with the appropriate financial sponsors Initial meeting will be based on "public" information such that executed confidentiality agreements are not required at this time Meanwhile, Merrill Lynch will work closely with ShopKo to develop a Critical Information Package for distribution to other strategic and financial buyers should ShopKo and Merrill Lynch decide to proceed more broadly Go/no go decision largely based on the response received from initial financial sponsor meetings

Appendix

24 Recent LBOs (Dollars in millions) Financial sponsor activity has significantly increased in the marketplace This increase is driven by several factors: (i) very strong financing markets, (ii) higher leverage acceptance, and (iii) significant idle cash at buyout funds These factors are leading to increased competition for assets and increased valuations

25 Selected Retail LBOs (Dollars in millions) Some retail LBOs have been "cash flow" driven, yet more have been "growth" driven Growth oriented transactions tend to have higher multiples